Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

July 27, 2016

VERIZON COMMUNICATIONS INC.

$400,000,000 Floating Rate Notes due 2019

$1,000,000,000 1.375% Notes due 2019

$1,000,000,000 1.750% Notes due 2021

$2,250,000,000 2.625% Notes due 2026

$1,500,000,000 4.125% Notes due 2046

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	Floating Rate Notes due 2019 (the “Floating Rate Notes”)
1.375% Notes due 2019 (the “Notes due 2019”)
1.750% Notes due 2021 (the “Notes due 2021”)
2.625% Notes due 2026 (the “Notes due 2026”)
4.125% Notes due 2046 (the “Notes due 2046”)

Trade Date:	July 27, 2016

Settlement Date (T+3):	August 1, 2016

Maturity Date:	Floating Rate Notes:	August 15, 2019
	Notes due 2019:	August 15, 2019
	Notes due 2021:	August 15, 2021
	Notes due 2026:	August 15, 2026
	Notes due 2046:	August 15, 2046

Interest Payment Dates:	Floating Rate Notes:	Quarterly on each February 15, May 15, August 15 and November 15, commencing on November 15, 2016
	Notes due 2019:	Semiannually on each February 15 and August 15, commencing February 15, 2017
	Notes due 2021:	Semiannually on each February 15 and August 15, commencing February 15, 2017
	Notes due 2026:	Semiannually on each February 15 and August 15, commencing February 15, 2017
	Notes due 2046:	Semiannually on each February 15 and August 15, commencing February 15, 2017

Aggregate Principal Amount Offered:	Floating Rate Notes:	$400,000,000
	Notes due 2019:	$1,000,000,000
	Notes due 2021:	$1,000,000,000
	Notes due 2026:	$2,250,000,000
	Notes due 2046:	$1,500,000,000

Public Offering Price:	Floating Rate Notes:	100.000% plus accrued interest, if any, from August 1, 2016
	Notes due 2019:	99.991% plus accrued interest, if any, from August 1, 2016
	Notes due 2021:	99.564% plus accrued interest, if any, from August 1, 2016
	Notes due 2026:	99.745% plus accrued interest, if any, from August 1, 2016
	Notes due 2046:	99.947% plus accrued interest, if any, from August 1, 2016

Underwriting Discount:	Floating Rate Notes:	0.20%
	Notes due 2019:	0.20%
	Notes due 2021:	0.30%
	Notes due 2026:	0.40%
	Notes due 2046:	0.75%

Proceeds to Verizon (before expenses):	Floating Rate Notes:	99.800%
	Notes due 2019:	99.791%
	Notes due 2021:	99.264%
	Notes due 2026:	99.345%
	Notes due 2046:	99.197%

Interest Rate:	Floating Rate Notes:	Three-month LIBOR plus 0.370%, to be reset quarterly as described in the Prospectus Supplement
	Notes due 2019:	1.375% per annum
	Notes due 2021:	1.750% per annum
	Notes due 2026:	2.625% per annum
	Notes due 2046:	4.125% per annum

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Floating Rate Notes:	Not redeemable prior to maturity

	Notes due 2019:	Make-whole call at the greater of 100% of the principal amount of the Notes due 2019 being redeemed or the discounted present value at Treasury Rate plus 10 basis points, plus accrued and unpaid interest

	Notes due 2021:	Make-whole call at the greater of 100% of the principal amount of the Notes due 2021 being redeemed or the discounted present value at Treasury Rate plus 15 basis points, plus accrued and unpaid interest

	Notes due 2026:	Make-whole call at the greater of 100% of the principal amount of the Notes due 2026 being redeemed or the discounted present value at Treasury Rate plus 20 basis points, plus accrued and unpaid interest

	Notes due 2046:	Make-whole call at the greater of 100% of the principal amount of the Notes due 2046 being redeemed or the discounted present value at Treasury Rate plus 30 basis points, plus accrued and unpaid interest

Representatives:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill, Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Allocation:	Principal Amount of Floating Rate Notes:	Principal Amount of Notes due 2019:	Principal Amount of Notes due 2021:	Principal Amount of Notes due 2026:	Principal Amount of Notes due 2046:
Deutsche Bank Securities Inc.	$85,000,000	$212,500,000	$212,500,000	$478,125,000	$318,750,000
Goldman, Sachs & Co.	85,000,000	212,500,000	212,500,000	478,125,000	318,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	85,000,000	212,500,000	212,500,000	478,125,000	318,750,000
Mizuho Securities USA Inc.	85,000,000	212,500,000	212,500,000	478,125,000	318,750,000
Morgan Stanley & Co. LLC	14,000,000	35,000,000	35,000,000	78,750,000	52,500,000
Wells Fargo Securities, LLC	14,000,000	35,000,000	35,000,000	78,750,000	52,500,000
BNY Mellon Capital Markets, LLC	4,000,000	10,000,000	10,000,000	22,500,000	15,000,000
PNC Capital Markets LLC	4,000,000	10,000,000	10,000,000	22,500,000	15,000,000
SMBC Nikko Securities America, Inc.	4,000,000	10,000,000	10,000,000	22,500,000	15,000,000
U.S. Bancorp Investments, Inc.	4,000,000	10,000,000	10,000,000	22,500,000	15,000,000
Academy Securities, Inc.	3,200,000	8,000,000	8,000,000	18,000,000	12,000,000
Great Pacific Securities	3,200,000	8,000,000	8,000,000	18,000,000	12,000,000
Lebenthal & Co., LLC	3,200,000	8,000,000	8,000,000	18,000,000	12,000,000
Mischler Financial Group, Inc.	3,200,000	8,000,000	8,000,000	18,000,000	12,000,000
The Williams Capital Group, L.P.	3,200,000	8,000,000	8,000,000	18,000,000	12,000,000
Total	$400,000,000	$1,000,000,000	$1,000,000,000	$2,250,000,000	$1,500,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated July 27, 2016, Prospectus dated July 27, 2016.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Goldman, Sachs & Co. toll-free at (800) 828-3182, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Mizuho Securities USA Inc. toll-free at (866) 271-7403.

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